CORBIN CAPITAL PARTNERS GROUP, LLC

WHEREAS, the undersigned is the initial member of Corbin Capital Partners Group, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”); and

WHEREAS, the undersigned desires to appoint authorized signatories of the Company;

NOW, THEREFORE, in consideration of the foregoing matters and intending to be legally bound hereby, the undersigned hereby agrees as follows:

The following persons are hereby appointed as authorized signatories of the Company (the “Authorized Signatories”). The following are sample signatures of the Authorized Signatories:

Name	Sample Signature

Glenn Dubin	/s/ Glenn Dubin

Henry Swieca	/s/ Henry Swieca

Tracy McHale Stuart	/s/ Tracy McHale Stuart

Anthony Anselmo	/s/ Anthony Anselmo

Daniel Friedman	/s/ Daniel Friedman

The undersigned hereby grant the Authorized Signatories of the Company the authority to execute agreements, and any amendments thereto, certificates, bank drafts, consents and any other instruments on behalf of the Company and to take any actions related to the foregoing.

IN WITNESS WHEREOF, the undersigned has executed this authorization on behalf of the Company as of the 3rd day of June, 2005.

Dubin & Swieca Capital Management, Inc.

By: /s/ Glenn Dubin
Glenn Dubin